UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2007

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

In accordance with General Instruction B.2 of Form 8-K, the information presented under this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference to such filing.

On December 14, 2007, Encysive Pharmaceuticals Inc. (the "Company") announced guidance for sales of THELIN® (sitaxentan sodium) 100 mg tablets for 2007 and 2008. THELIN is the first selective endothelin A receptor antagonist, and the first once-daily oral treatment available for patients with Pulmonary Arterial Hypertension (PAH) in the European Union (EU).

Encysive received EU marketing authorization for THELIN from the European Commission in August 2006. In November, Encysive received reimbursement in Italy, making THELIN available in the five largest EU markets. THELIN was also approved in Canada and Australia in 2007.

Encysive will report its fourth quarter and full-year 2007 financial results on Wednesday, March 5, 2008. At that time, the Company expects to report 2007 sales of THELIN in the range of approximately $10.5 million to $11.5 million. 2008 will mark the first full year that THELIN will be available in the five largest EU markets. Encysive expects to record sales of THELIN for 2008 in the range of approximately $40 million to $50 million.

As previously announced on July 17, 2007, Encysive engaged the investment banking firm of Morgan Stanley to assist in evaluating the Company’s assets and strategic alternatives to maximize stockholder value. The Company is in active discussions with several companies regarding strategic alternatives, and the process is ongoing.

The Company does not expect to publicly disclose further information regarding the status of the review of strategic alternatives until a definitive transaction is entered into or the process is completed. There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms, or as to the timing of any transaction.

THELIN is indicated for improving exercise capacity in PAH patients classified as World Health Organization (WHO) functional class III. Efficacy has been shown in primary pulmonary hypertension and pulmonary hypertension associated with connective tissue disease (CTD).

The European Commission's centralized licensing procedure permits Encysive to market THELIN in all 27 member states of the EU. THELIN has already been launched in the United Kingdom, Germany, Ireland, Spain, France, Italy and the Netherlands and will be launched in additional EU member states as local governmental approval for reimbursement is obtained.

Encysive is scheduled to give a presentation at the JP Morgan 26th Annual Healthcare Conference, on Thursday, January 10, 2008, in San Francisco. Details for the webcast will be made available at a later date.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: market acceptance of Thelin ™ in the EU, Canada and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU, Canada and Australia; our ability to predict revenues from Thelin™ in the EU, Canada and Australia, and our expense levels, in 2007 and 2008; the speed with which pricing and reimbursement approvals and product launch of Thelin™ may be achieved; unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development, including TBC3711; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; our ability to execute our revised strategic plan and the impact of reducing our workforce on our strategic plan; our ability to enter into or consummate a definitive transaction as a result of evaluation of strategic alternatives or our ability to maximize stockholder value through this process; the actual costs incurred in our restructuring; and our ability to attract and retain key personnel, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, the Company undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

December 14, 2007	By:	/s/ Paul S. Manierre

Name: Paul S. Manierre
Title: Vice President, General Counsel and Secretary